Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement pertaining to the Amended and Restated 2021 Inventive Award Plan of Olink Holding AB (publ) of our report dated March 25, 2023, with respect to the consolidated financial statements of Olink Holding AB (publ) and the effectiveness of internal control over financial reporting of Olink Holding AB (publ) included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Stockholm, Sweden

April 19, 2024